[LOGO OMITTED]	Gehl Company 143 Water Street P.O. Box 179 West Bend, WI 53095-0179 USA	Tel: 262/334-9461 Fax: 262/334-6603 http://www.gehl.com

Contact:
William D. Gehl
Chairman and CEO
262-334-9461

News Release

Gehl Announces Chief Financial Officer Appointment

        WEST BEND, WI, August 23, 2004 – William D. Gehl, Chairman and Chief Executive Officer of Gehl Company announced today the appointment of Thomas M. Rettler to the position of Vice President and Chief Financial Officer. Mr. Rettler previously served as the Vice President Finance and Chief Financial Officer at WICOR Industries, the manufacturing subsidiary of Wisconsin Energy Corporation, which was recently sold to Pentair, Inc. From 1985 to 2003, Mr. Rettler served in various capacities with WICOR and Sta-Rite Industries, including Vice President Finance and, Vice President Corporate Development and Strategic Planning. Mr. Rettler received his Bachelors degree from the University of Wisconsin, Oshkosh, and his Masters of Business Administration from the University of Wisconsin, Madison. Mr. Rettler is a certified public accountant.

About Gehl Company

        Gehl Company (Nasdaq NM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, WI, with manufacturing facilities in West Bend, WI; and Madison and Yankton, SD. The Company markets its products under the Gehl ® and Mustang ® brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).